Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Provention Bio, Inc. on Form S-8 to be filed on or about March 19, 2019 of our report dated March 19, 2019, on our audits of the financial statements as of December 31, 2018 and 2017 and for each of the years ended December 31, 2018 and 2017 and for the period from October 6, 2016 (inception) through December 31, 2016, which report was included in the Annual Report on Form 10-K filed March 19, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 19, 2019